SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 6, 2007

AMERICAN ELECTRIC POWER COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-3525	13-4922640
(Commission File Number)	(IRS Employer Identification No.)

AEP TEXAS CENTRAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)
0-346	74-0550600
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS

As previously disclosed, in February 2007 the Texas District Court judge hearing the various appeals of the final true-up order for AEP Texas Central Company (TCC) issued a letter containing his preliminary determinations. He generally affirmed the April 4, 2006 final true-up order of the Public Utility Commission of Texas (PUCT) with two significant exceptions. The judge ruled that the PUCT erred when it determined TCC’s stranded cost using the sale of assets method instead of the Excess Cost Over Market (ECOM) method to value TCC’s nuclear plant. The judge also determined that the PUCT erred when it concluded it was required to use the carrying cost rate specified in the true-up order. In response to a request by TCC, the District Court judge scheduled additional argument on March 22, 2007 regarding use of the ECOM method to value TCC’s nuclear plant stranded cost.

On March 6, 2007, the District Court issued a second letter containing preliminary determinations. The second letter reversed the earlier ruling that the PUCT erred when it determined TCC’s stranded cost using the sale of assets method instead of the ECOM method to value TCC’s nuclear plant. As a result, the District Court has removed the hearing scheduled for March 22, 2007 from the docket. The second letter did not alter the judge’s earlier determination that the PUCT erred when it concluded it was required to use the carrying cost rate specified in the true-up order, which, if lowered on remand, could result in a material adverse change to TCC’s recoverable carrying costs. The second letter also did not alter the judge’s earlier determination that the PUCT improperly reduced stranded costs in connection with the sales process, which could have a materially favorable effect on TCC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN ELECTRIC POWER COMPANY, INC.
AEP TEXAS CENTRAL COMPANY

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer

March 7, 2007